FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2014 EARNINGS

•	$2.2 million net income, compared to $1.0 million for fourth quarter 2013
•	$0.50 earnings per diluted common share, compared to $0.22 for fourth quarter 2013
•	Continued improvement in asset quality; lower loan loss provision
•	$19.53 book value per common share, up $0.56 or 3% over December 31, 2013

Green Bay, Wisconsin, April 15, 2014 – Nicolet Bankshares, Inc. (OTCQB: NCBS) (“Nicolet”) announces first quarter 2014 net income of $2.2 million, and net income available to common shareholders of $0.50 per diluted common share, compared to $1.0 million and $0.22, respectively, for fourth quarter 2013. A year ago, first quarter net income was $0.8 million or $0.13 per diluted common share, based on operations that exclude 2013 acquisitions of Mid-Wisconsin Financial Services and Bank of Wausau, both which were consummated after March 31, 2013.

Book value per common share was $19.53 per common share at March 31, 2014, 3% higher than $18.97 at year end 2013, and 24% higher than a year ago.

In January 2014, Nicolet announced a stock repurchase program authorizing the use of up to $6 million to repurchase up to 350,000 shares of Nicolet common stock from time to time. From February 3 through March 31, Nicolet repurchased 22,050 shares, representing 21% of the reported volume traded during the same period.

“Earnings of $2.2 million represent a strong start to 2014,” said Bob Atwell, Chairman and CEO of Nicolet. “We posted healthy core deposit growth and modest loan growth. We are benefiting from favorable impacts of two successful acquisitions in 2013. We have a very strong track record in organic growth, but the last several years have afforded compelling opportunities for acquisitions. Scale and very effective handling of acquired problem assets are mitigating the effects of the industry wide softness in net interest margin and mortgage fee revenue,” Atwell said. “That said, we are actively adding new customers and deepening relationships of our existing base.”

Net interest income was $10.0 million, compared to $10.5 million for fourth quarter 2013, mostly due to fewer earning days between the quarters, purchased loans performing above expectation but less favorably than the prior quarter, and a higher percentage of low-earning cash in our margin. Noninterest revenues were $3.8 million for the first quarter of 2014, with higher asset sale gains between the linked quarters.

The nonperforming assets ratio improved to 0.85% of assets, compared to 1.02% at year-end 2013. With this improvement and the $0.7 million provision for loan losses covering $0.6 million of net charge offs for the first quarter, the allowance ratio increased slightly to 1.10% of total loans at March 31, 2014. Comparatively, the provision was $2.3 million covering $2.2 million of net charge offs for the fourth quarter of 2013, mainly due to a large loss fully resolving an acquired credit.

Noninterest expense was $9.6 million for first quarter 2014, compared to $10.3 million for fourth quarter 2013, in part due to the fourth quarter incurring certain remaining integration, marketing and legal costs of the acquisitions, and higher costs of carrying and working out foreclosed real estate properties.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)

Three Months Ended
	3/31/2014	12/31/2013	3/31/2013
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$ 9,980	$ 10,531	$ 5,752
Provision for loan losses	675	2,275	975
Noninterest income	3,760	3,472	2,756
Noninterest expense	9,588	10,281	6,340
Net income	2,214	982	755
Preferred stock dividends	61	61	305
Net income available to common shareholders	2,153	921	450
Per Common Share Data:
Net income-basic	$ 0.51	$ 0.22	$ 0.13
Net income-diluted	$ 0.50	$ 0.22	$ 0.13

At Period End:	3/31/2014	12/31/2013
(In millions, except per share data)
Total assets	$ 1,218	$ 1,199
Loans	850	847
Allowance for loan losses	9	9
Deposits	1,042	1,035
Stockholders' equity	107	105
Common equity	83	80
Book value/common share	$ 19.53	$ 18.97
Tangible book value/common share	$ 18.19	$ 17.55
Common shares outstanding (#)	4.240	4.241